October 17, 2005

Dear Derek,

It gives me great pleasure to offer you employment with Chordiant Software, Inc. as Vice President & General Counsel reporting directly to George de Urioste and Chief Compliance Officer and Secretary reporting to the Board of Directors. The terms of your employment are detailed as follows:

Your annual salary will be $290,000, which is paid on the fifteenth and last day of each month. You will also participate in Chordiant's Bonus Program, pursuant to the terms of this Program, with a 30% targeted payout at 100% achievement of Plan objectives. Chordiant will have the sole discretion to determine if you have earned this bonus and, the amount of the bonus. You must be employed by Chordiant on the date such bonuses are paid in order to earn any bonus.

Subject to Board approval, you will be granted an option to purchase 300,000 shares of the Company's common stock. The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company.

As a executive officer of the Company, you will participate in the Change in Control program as revised and approved by Chordiant's Board of Directors. The severance payment as provided in Section 1(b)(i) shall be 12 months; the remainder of the document shall be as constructed and in effect as of October 17, 2005.

You will be eligible for Chordiant Software's Employee Benefits program, which includes among others, participation in our 401(k) and Employee Stock Purchase Plan when eligible, and the company Group Medical, Dental, and Disability Insurance Programs. Chordiant may change compensation and benefits from time to time in its discretion.

As a Vice President of Chordiant Software you are not eligible for the PTO program offered to all North America Team Members below the Vice President level. Vice Presidents are specifically excluded from this program. They do not accrue PTO time but do enjoy the flexibility of taking time off as the opportunity comes available and as approved by your manager.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information. You also will be expected to abide by the Company's standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States. These must be provided on your first day of employment. Please bring these with you on your first day.

Employment with Chordiant Software is considered employment "at will" and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

As part of your duties for Chordiant, you may be assigned to work onsite with a Chordiant customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their business. If you are assigned to work with such a customer, you will be given notice of the customer's additional requirements and will be asked to consent to these requirements.

This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is contingent upon a start date of November 3, 2005. This offer is valid through October 20, 2005. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517-5058 (fax). Please send an original signed copy in the pre-addressed enclosed envelope. Please contact Lisa Ackerman (lisa.ackerman@chordiant.com 408-517-6271) to arrange new hire orientation.

Sincerely,

/s/ Jack Moyer

Jack Moyer
Vice President
Worldwide Human Resources

Accepted: /s/ Derek Witte

Date Signed: October 20, 2005

Start Date: November 3, 2005
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